EXHIBIT 99.1

For Immediate Release

Contact:
Michele Boudreau
Caliper Life Sciences, Inc.
650 623 0305

Caliper Life Sciences Reports Fourth Quarter and Year-End 2003 Financial Results

-Fourth Quarter Total Revenues of $21.4 Million, Net Loss of $19.9 Million or
$0.70 per Share After Restructuring Charges of $10.4 Million -

HOPKINTON, MA, February 26, 2004 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced its fourth quarter and year-end financial results for 2003. These results include the financial results of Zymark Corporation from July 14, 2003 (the closing date for the acquisition of Zymark by Caliper) through the end of the year. For the quarter ended December 31, 2003, total revenues were $21.4 million, up 334% from $4.9 million in the same period last year. The significant increase in revenue is principally due to the acquired Zymark business, which has significantly bolstered Caliper’s commercial base. Net loss for the quarter was $19.9 million, or $0.70 per share, as compared to a net loss of $10.5 million, or $0.43 per share, in the comparable period last year. The fourth quarter 2003 net loss included restructuring charges of $10.4 million.

For the full year 2003, total revenues were $49.4 million, up 91% from $25.8 million in 2002. Net loss for the period was $49.5 million, or $1.88 per share as compared to a net loss of $41.0 million, or $1.68 per share in the full year 2002. The full year 2003 net loss included restructuring charges of $11.5 million. Cash, cash equivalents and short-term marketable securities were $66.7 million at December 31, 2003.

Cost of revenues increased to $12.6 million, up 449% from $2.3 million in the fourth quarter of 2002. The significant increase in cost of revenue is principally due to the expansion of the company’s commercial revenue base resulting from the acquisition of Zymark. The fourth quarter also included inventory write-downs and disposals of $1.2 million related to the transition of instrument manufacturing to Hopkinton, MA and a partial write-off of the company’s inventory of Caliper 250 instruments, a product recently replaced by the company’s significantly improved LabChip 3000 drug discovery system.

SG&A expenses increased to $8.7 million, up 120% from $4.0 million in the fourth quarter of 2002, as a result of the global sales and marketing infrastructure obtained through the Zymark acquisition. R&D expenses decreased to $8.2 million, down 17% from $9.9 million in the fourth quarter of 2002. The Company achieved this overall reduction in R&D expenses, even with the inclusion of Zymark in the fourth quarter of 2003, due to the company’s efforts to focus R&D programs on the most attractive commercial opportunities.

The 2003 fourth quarter restructuring charges included expense of $7.4 million for the closure of one of three Mountain View, CA facilities that had been dedicated principally to R&D programs, and an additional charge of $0.3 million for related leasehold improvements. In addition, the company completed its previously announced second phase of staff reductions, primarily affecting R&D employees, which resulted in a $2.7 million charge related to severance and benefits.

     “We are pleased to report that we have hit all of the major financial milestones that have been outlined since we began the integration of Caliper and Zymark last July,” stated Kevin Hrusovsky, Caliper’s President and Chief Executive Officer. “The reported annual revenue of $49.4 million is within our previous projections of $46-51 million, and our fourth quarter net operating loss of $19.9 million was better than our projected range of $20-25 million. We ended 2003 with $67 million in cash and marketable securities, exceeding our previous projection of $60 million, and are continuing to focus considerable energy on further streamlining overhead costs of the newly integrated business. We believe that we are well on our way to our goal of achieving positive cash flow from operations by the end of 2005.”

Since Caliper’s last quarterly earnings release, the company has announced several major business milestones including:

•	Reorganization of the company’s senior management team and completion of the second phase of a planned reduction in force

•	Completion of the integration of Zymark and Caliper, including relocation of the company’s corporate headquarters to Hopkinton, MA

•	Launching the new company name, Caliper Life Sciences, reflecting the company’s unified strategy of focusing on life sciences applications

•	Completion of a multi-year, multi-million dollar agreement with Affymetrix to automate target preparation for Affymetrix’ GeneChip® system platforms

•	Launching of the LabChip 3000 drug discovery system, the first product to combine Zymark’s expertise in commercial product development with Caliper’s patented microfluidics technology

•	Appointment of two new board members who contribute significant healthcare business expertise to the board.

Caliper will webcast its fourth quarter and year-end results conference call starting at 5:00 PM EST today. Participants should visit http://www.fulldisclosure.com several minutes prior to the call and follow the instructions provided.

An audio replay of the conference call will be available for approximately 90 days after the completion of the call. To access the replay, visit the events calendar page in the investor relations section of Caliper’s website at www.caliperLS.com.

About Caliper Life Sciences

Caliper Life Sciences uses its advanced liquid handling and LabChip technologies to create leading edge tools that accelerate drug discovery and enable diagnosis of disease. Caliper headquarters are located in Hopkinton, MA, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, CA, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.

The statement in this press release regarding Caliper’s goal of attaining positive cash flow from operations by the end of 2005 is a “forward looking statement” within the meaning of Section 21E of the Securities Exchange Act as amended. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement as a result of a number of factors, including the risks that unexpected difficulties may be encountered in the development of new or improved products with collaboration partners and Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, if competitors introduce new competitive products, or if Caliper is unable to timely bring to market novel assay applications for its drug discovery systems. Further information on risks faced by Caliper are included in risks detailed under the caption “Factors Affecting Operating Results” in Caliper’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 2003. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

LabChip is a registered trademark of Caliper Life Sciences, Inc. GeneChip is a registered trademark of Affymetrix, Inc.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED STATEMENTS OF OPERATIONS	Three Months Ended		Year Ended
(in thousands except per share data)	December 31,		December 31,
	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Note 1)
Revenues:
Product revenue	$12,905	$2,499	$29,563	$10,378
Service revenue	3,244	—	5,879	—
License fees and contract revenue	4,577	2,355	11,480	9,300
Related party revenues	672	79	2,489	6,155

Total revenues	21,398	4,933	49,411	25,833
Cost and Expenses:
Cost of product revenue	11,048	2,098	23,253	7,906
Cost of service revenue	1,466	—	2,486	—
Cost of related party revenue	51	189	241	3,021
Research and development	8,184	9,887	35,529	43,317
Selling, general and administrative	8,715	3,952	25,454	17,534
Amortization of deferred stock compensation	543	227	1,000	378
Amortization of intangible assets	1,360	—	2,756	—
Restructuring charges	10,439	53	11,535	314

Total costs and expenses	41,806	16,406	102,254	72,470

Loss from operations	(20,408)	(11,473)	(52,843)	(46,637)
Interest income, net	285	999	2,227	7,044
Other income, net	413	(61)	1,279	(1,371)
Provision for income taxes	(159)	—	(190)	—

Net loss	$(19,869)	$(10,535)	$(49,527)	$(40,964)

Net loss per share — basic and diluted	$(0.70)	$(0.43)	$(1.88)	$(1.68)

Shares used in computing net loss per share — basic and diluted	28,255	24,563	26,396	24,403

Note (1) Derived from audited financial statements for the year ended December 31, 2002.

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION

CONSOLIDATED BALANCE SHEETS	December 31,
(in thousands)	2003	2002
	(Unaudited)	(Note 1)
Assets
Current assets:
Cash and cash equivalents	$8,889	$16,184
Short-term marketable securities	57,828	138,139
Accounts receivable, net	9,506	1,869
Inventories	11,580	5,964
Other current assets	3,451	1,508

Total current assets	91,254	163,664
Property and equipment, net	9,106	12,545
Intangible assets, net	16,409	—
Goodwill	47,262	—
Other assets	4,005	3,669

Total assets	$168,036	$179,878

Liabilities and stockholders’ equity Current liabilities	$25,010	$8,081
Long-term obligations	8,229	4,239
Stockholders’ equity	134,797	167,558

Total liabilities and stockholders’ equity	$168,036	$179,878

     Note (1) Derived from audited financial statements for the year ended December 31, 2002.